Filed Pursuant To Rule 433

Registration No. 333-278880

November 4, 2024

Grayscale Funds Curated exposure to the digital economy and cryptocurrencies Invest now Explore our products Grayscale funds aim to capture future‑forward investment opportunities and represent potential growth areas in our constantly evolving world. Crypto ETPs Equity ETFs GBTC Grayscale Bitcoin Trust ETF Market Price $55.01 View details As of 11/01/2024

BTC Grayscale Bitcoin Mini Trust ETF Market Price $6.14 View details As of 11/01/2024 ETHE Grayscale Ethereum Trust ETF Market Price $21.14 View details As of 11/01/2024 ETH Grayscale Ethereum Mini Trust ETF Market Price $2.37 View details As of 11/01/2024 The Funds are not a fund registered under the Investment Company Act of 1940, as amended (“1940 Act”), and is not subject to regulation under the 1940, unlike most exchange traded products or ETFs. The Funds are subject to significant risk. An investor may lose all their money. The Fund is subject to heightened volatility. The Fund is not suitable for all investors. An investment in the Funds is not an investment in Ethereum or Bitcoin. Ready to invest? Get started Stay on top of the latest crypto news and insights SUBSCRIBECrypto ETPsGrayscale Bitcoin Trust ETFGrayscale Bitcoin Mini Trust ETFGrayscale Ethereum Trust ETFGrayscale Ethereum Mini Trust ETF Equity ETFs Grayscale Future of Finance Visit grayscale.com

© 2024. All rights reserved Privacy Policy Terms of Service Social Media Disclosure Investments in the products are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. The products are not suitable for any investor that cannot afford loss of the entire investment. Unlike mutual funds, ETFs may trade at a premium or discount to their net asset value. Carefully consider the investment objectives, risk factors, fees and expenses before investing. Grayscale Bitcoin Trust ETF The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Grayscale Bitcoin Trust ETF. Grayscale Investments, LLC (“Grayscale”) is the sponsor of GBTC. Grayscale Future of Finance ETF (“GFOF”) Investors should consider the investment objectives, risks, charges and expenses carefully before investing. For a prospectus or summary prospectus with this and other information about the Fund, please call (833) 903-2211 or visit our website at etfs.grayscale.com/gfof. Read the prospectus or summary prospectus carefully before investing. Grayscale Advisors, LLC (“GSA”) is the adviser of GFOF. Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940. Foreside Fund Services, LLC is the distributor of GFOF. Grayscale Ethereum Trust ETF The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Grayscale Ethereum Trust ETF. Grayscale Investments, LLC (“Grayscale”) is the sponsor of ETHE. Grayscale Ethereum Mini Trust ETF Please read the prospectus carefully before investing in ETH. Foreside Fund Services, LLC is the Marketing Agent for ETH. Grayscale Investments, LLC (“Grayscale”) is the sponsor of ETH. Grayscale Bitcoin Mini Trust ETF Please read the prospectus carefully before investing in BTC. Foreside Fund Services, LLC is the Marketing Agent for BTC. Grayscale Investments, LLC (“Grayscale”) is the sponsor of BTC.

Grayscale Ethereum Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.